Exhibit 10.44

November 7, 2018

Marianna Tessel

Dear Marianna,

You are a valued and important leader and you play a critical role in Intuit’s mission to power prosperity around the world. I’m delighted to confirm your promotion to Executive Vice President & Chief Technology Officer. This promotion recognizes both the increased scope and impact your role has across Intuit, as well as your excellent performance.

I’m pleased to provide you with details of your new compensation which will be effective, January 1, 2019:

Current Base Salary	New Base Salary
$459,000	$575,000 (+25%)

Current IPI Target	New IPI Target*
60%	90%

Equity
FY18 Focal Award Grant	January 2019 Promotion Grant
$1,500,000 (Grant Value)	$1,500,000 (Grant Value)

Projected July 2019 Focal Award Grant**
$4,000,000 (Grant Value)

*FY19 IPI bonus will be prorated based on number of days in each position
** Subject to the terms and conditions of the Intuit Inc. 2005 Equity Incentive Plan and CODC approval
***Includes projected July 2019 focal equity grant
I look forward to seeing your success and development in this expanded role. I am confident you will continue to achieve great outcomes for Intuit and be a boundaryless leadership role model for others.

Congratulations,

/s/ Sasan Goodarzi
Sasan Goodarzi
EVP & General Manager, SBSEG

cc: Laura Fennell